EXHIBIT 3.1

AMENDMENT TO THE BY-LAWS OF HARDINGE INC.

DATED MAY 3, 2005

Effective May 3, 2005, the first sentence of Article III, Section 3, of the By-Laws of Hardinge Inc. as in effect and last amended September 28, 2004 was amended to read:

“THE NUMBER OF DIRECTORS CONSTITUTING THE ENTIRE BOARD SHALL BE EIGHT (8).”